EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                              SILICON GAMING, INC.


     I, Andrew Pascal, the President and Secretary of Silicon Gaming, Inc. (the "Corporation"), a corporation duly organized and existing under the laws of the State of California, do hereby certify:

     1. That I am the President and the Secretary of Silicon Gaming, Inc., a California corporation.

     2. That an amendment to the Articles of Incorporation of this Corporation has been approved by the Board of Directors.

     3. The Amendment so approved the by Board of Directors is as follows:

     Section 1 of Article III, of the Amended and Restated Articles of Incorporation of this Corporation is amended to read as follows:

          "1. AUTHORIZED STOCK. The corporation is authorized to issue two classes of shares to be designated respectively "Preferred Stock," par value $0.001 per share, and "Common Stock," par value $0.001 per share. The total number of shares of Preferred Stock authorized is 6,884,473. The total number of shares of Common Stock authorized is 750,000,000. The shares of Preferred Stock authorized by these Articles of Incorporation may be issued from time to time in one or more series."


     4. That the shareholders of the Corporation have adopted said Amendment by written consent. That the wording of said Amendment as approved by written consent of the shareholders is the same as that set forth above. That said written consent was signed by the holders of outstanding shares having not less than the minimum number of required votes of shareholders necessary to approve said Amendment in accordance with Section 902 of the California Corporation Code.
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     5. That the designation and total number of outstanding  shares entitled to vote on or give written consent to said Amendment and the minimum percentage vote required of each class or series entitled to vote on or give written consent to said Amendment for approval thereof are as follows:

                                Number of shares           Minimum
                                outstanding entitled       percentage
                                to vote or give            vote required
         Designation            written consent            to approve
         -----------            ---------------            ----------

         Common Stock           30,949,273 shares          More than 50%
         with a par value
         of $0.001 per share

         Series D Convertible   39,750 shares              More than 50%
         Redeemable Preferred
         Stock

         Series E Convertible   -0-                        (None outstanding as
         Redeemable Preferred                              of date of this
         Stock                                             Certificate)

     6. That the number of shares of each class which gave written consent in favor of said Amendment equaled or exceeded the minimum percentage vote required of each class entitled to vote, as set forth above.

     7. That this Certificate shall become effective on February 7, 2000.

     The undersigned declares under penalty of perjury that the statements contained in the foregoing Certificate are true of his own knowledge.

     Executed at Palo Alto, California on February 2, 2000.



                                  ----------------------------------------
                                  Andrew Pascal
                                  President


                                  ----------------------------------------
                                  Andrew Pascal
                                  Secretary